Exhibit 10.2

COMPLETION GUARANTEE

This COMPLETION GUARANTEE (“Guaranty”) is executed as of April 25, 2011, by CAESARS ENTERTAINMENT CORPORATION, a Delaware corporation (“Guarantor”), in favor of JPMORGAN CHASE BANK, N.A., a national association, as Administrative Agent and Collateral Agent for the Lenders (as hereinafter defined) (“Agent”), for the benefit of the Lenders, with reference to the following facts:

A. Guarantor, Caesars Linq, LLC, a Delaware limited liability company (the “Linq Borrower”), Caesars Octavius, LLC, a Delaware limited liability company (the “Octavius Borrower” and, together with the Linq Borrower, the “Borrowers”, and each individually, a “Borrower”), the lenders party thereto from time to time (the “Lenders”), Agent and JP Morgan Chase Bank, N.A., as syndication agent, have concurrently herewith entered into that certain Credit Agreement (as the same may be amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”) pursuant to the terms of which the Lenders have agreed to make certain loans (the “Loans”) to the Borrowers in the aggregate principal amount of Four Hundred Fifty Million Dollars ($450,000,000.00) on the Closing Date. The Loans shall be secured by certain Mortgages on the properties owned, or to be owned, by the Borrowers. Capitalized terms used in this Guaranty without definition shall have the meanings set forth in the Credit Agreement.

B. It is a condition to Lenders making the Loans to the Borrowers that Guarantor execute this Guaranty.

NOW, THEREFORE, in consideration of the foregoing, and in order to induce Lenders to make the Loans to the Borrowers, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantor hereby agrees in favor of Agent, for the benefit of the Lenders, as follows:

1. Definitions and Interpretation.

A. Definitions. The following terms, as used in this Guaranty, shall have the following meanings:

(i) “Bankruptcy Code” means Title 11 United States Code, as amended or supplemented from time to time, and any successor statute, and any and all rules issued or promulgated in connection therewith.

(ii) “Guaranteed Obligations” means the Octavius Guaranteed Obligations and the Linq Guaranteed Obligations, or either of them.

(iii) “Linq Guaranteed Obligations” means the prompt and complete performance of Linq Borrower’s obligation through the Final Completion Date (as defined in the Disbursement Agreement) of Project Linq to (a) complete construction of Project Linq and pay all Project Costs related to Project Linq in accordance with the Loan Documents, (b) provide the initial working capital specified in the Project Linq Budget, and (c) obtain all material permits and licenses necessary for the Commencement of Operations of Project Linq, provided, however, that the maximum liability of Guarantor under or in respect of the Linq Guaranteed Obligations shall in no event exceed the Linq Maximum Amount.

(iv) “Linq Maximum Amount” means, at any time, Seventy-Five Million Dollars ($75,000,000.00), less the amount paid in respect of the Linq Guaranteed Obligations by Guarantor pursuant to this Guaranty after the date hereof and on or prior to such time.

(v) “Maximum Amount” means either of the Linq Maximum Amount or the Octavius Maximum Amount, as applicable.

(vi) “Octavius Guaranteed Obligations” means the prompt and complete performance of Octavius Borrower’s obligations through the Final Completion Date (as defined in the Disbursement Agreement) of Project Octavius to (a) complete construction of Project Octavius and pay all Project Costs related to Project Octavius in accordance with the Loan Documents, (b) provide the initial working capital specified in the Project Octavius Budget, and (c) obtain all material permits and licenses necessary for the Commencement of Operations of Project Octavius, provided, however, that the maximum liability of Guarantor under or in respect of the Octavius Guaranteed Obligations shall in no event exceed the Octavius Maximum Amount.

(vii) “Octavius Maximum Amount” means, at any time, Twenty-Five Million Dollars ($25,000,000.00), less the amount paid in respect of the Octavius Guaranteed Obligations by Guarantor pursuant to this Guaranty after the date hereof and on or prior to such time.

(viii) “Project” means either of Project Octavius or Project Linq, as applicable.

B. Interpretation. Unless the context of this Guaranty clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “including” is not limiting. The words “hereof,” “herein,” “hereby,” “hereunder,” and other similar terms refer to this Guaranty as a whole and not to any particular provision of this Guaranty. Neither this Guaranty nor any uncertainty or ambiguity herein shall be construed or resolved against Agent or Guarantor, whether under any rule of construction or otherwise. On the contrary, this Guaranty has been reviewed by Guarantor, Agent, and their respective counsel, and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of Agent and Guarantor.

2. Guaranteed Obligations. Guarantor hereby irrevocably and unconditionally guarantees to Agent that after a Borrower has commenced construction of the applicable Project, if for any reason such Borrower fails to perform its Guaranteed Obligations with respect to the Project in accordance with the Loan Documents, in each case after delivery of any notices to the applicable Borrower and the expiration of any applicable cure periods provided under the Loan Documents, then, within [thirty (30)] days after written demand by Agent, Guarantor will, at Guarantor’s option, either (a) immediately undertake to perform and/or pay the portion of the applicable Guaranteed Obligations that have not been performed or paid by such Borrower in accordance with the Loan Documents, in each case subject to the applicable Maximum Amount, or (b) deposit into the Company Account (as defined in the Disbursement Agreement), in immediately available funds, such portion of the applicable Maximum Amount reasonably necessary to complete performance or payment of the unperformed or unpaid Guaranteed Obligations for the applicable Project (in calculating such amount, the cost to complete such performance or payment shall be net of any funds then held in the Company Account, the Loan Proceeds Account, the Construction Disbursement Account and the Draw Account (as such terms are defined in the Disbursement Agreement)), which deposit shall be deemed to satisfy Guarantor’s obligations hereunder with respect to the unperformed or unpaid Guaranteed Obligations covered by such deposit, unless the actual cost of completing such unperformed Guaranteed Obligations exceeds the amount of the deposit in which case Guarantor shall have the obligation to deposit such additional amount as may be necessary to pay such costs, subject to Guarantor’s maximum liability hereunder. For avoidance of doubt, upon the satisfaction of Guarantor’s Guaranteed Obligations with respect to a Project, Guarantor’s Guaranteed Obligations shall continue with respect to the other Project until such time as Guarantor’s Guaranteed Obligations with respect to the other Project are satisfied in full under this Guaranty. If Guarantor elects to proceed under clause (a) of this Paragraph, then Guarantor shall have the right, so long as it is diligently performing its obligations under this Guaranty, to draw any remaining funds in the Company Account, the Loan Proceeds Account, the Construction Disbursement Account and the Draw Account in accordance with the terms of the Loan Documents as if it were the Borrower thereunder and no Event of Default existed.

3. Primary Obligations. This Guaranty is a primary and original obligation of Guarantor, is not merely the creation of a surety relationship, and shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to the Loan Documents. Guarantor agrees that the obligations of Guarantor hereunder are independent of the obligations of the Borrowers or any other guarantor, and that a separate action may be brought against Guarantor whether such action is brought against a Borrower or any other guarantor or whether a Borrower or any such other guarantor is joined in such action. Guarantor agrees that its liability hereunder shall be immediate and shall not be contingent upon the exercise or enforcement by Agent of whatever remedies it may have against a Borrower or any other guarantor, or the enforcement of any lien or realization upon any security Agent may at any time possess. Guarantor agrees that any release which may be given by Agent to a Borrower or any other guarantor shall not release Guarantor. Guarantor consents and agrees Agent shall be under no obligation to marshal any assets of a Borrower or any other guarantor in favor of Guarantor, or against or in payment of any or all of the Guaranteed Obligations.

4. Waivers.

A. Guarantor hereby waives: (1) notice of acceptance hereof; (2) notice of any loans or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations; (3) notice of any adverse change in the financial condition of a Borrower or of any other fact that might increase Guarantor’s risk hereunder; (4) notice of presentment for payment, demand, protest, and notice thereof as to any promissory notes or other instruments contemplated by the Loan Documents; and (5) all other notices (except if such notice is specifically required to be given to Guarantor hereunder or under the Loan Documents) and demands to which Guarantor might otherwise be entitled.

B. To the maximum extent permitted by law, Guarantor hereby waives the right by statute or otherwise to require Agent to institute suit against a Borrower or to exhaust any rights and remedies which Agent has or may have against a Borrower or any collateral for the applicable Guaranteed Obligations provided by a Borrower, Guarantor or any third party. In this regard, Guarantor agrees that it is bound to the payment of all Guaranteed Obligations as provided herein, whether now existing or hereafter accruing, as fully as if such Guaranteed Obligations were directly owing to Agent by Guarantor, in all instances, subject to the applicable Maximum Amount. Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations with respect to a Project shall have been or deemed to be fully and finally performed and indefeasibly paid) of a Borrower or by reason of the cessation from any cause whatsoever of the liability of a Borrower in respect thereof.

C. To the maximum extent permitted by law, Guarantor hereby waives: (1) any rights to assert against Agent any defense (legal or equitable), set-off, counterclaim, or claim which Guarantor may now or at any time hereafter have against a Borrower or any other party liable to Agent; (2) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (3) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to Guarantor’s liability hereunder; and (4) the impairment or suspension of Agent’s rights or remedies against a Borrower; the alteration by Agent of the Guaranteed Obligations; any discharge of a Borrower’s obligations to Agent by operation of law as a result of Agent’s intervention or omission; or the acceptance by Agent of anything in partial satisfaction of the Guaranteed Obligations.

D. To the maximum extent permitted by law, Guarantor hereby waives any right of subrogation Guarantor has or may have as against a Borrower with respect to the applicable Guaranteed Obligations. In addition, Guarantor hereby waives any right to proceed against a Borrower, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which Guarantor may now have or hereafter have as against such Borrower with respect to the applicable Guaranteed Obligations. Guarantor also hereby waives any rights to recourse to or with respect to any asset of a Borrower. Guarantor agrees that in light of the immediately foregoing waivers, the execution of this Guaranty shall not be deemed to make Guarantor a “creditor” of the Borrowers, and that for purposes of Sections 547 and 550 of the Bankruptcy Code Guarantor shall not be deemed a “creditor” of the Borrowers.

E. To the maximum extent permitted by law, Guarantor waives all rights and defenses that Guarantor may have because the debtor’s debt is secured by real property. This means, among other things: (1) Agent may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by a Borrower for the applicable Guaranteed Obligations; and (2) if Agent forecloses on any real property collateral pledged by a Borrower for the applicable Guaranteed Obligations: (a) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (b) Agent may collect from Guarantor even if Agent, by foreclosing on the real property collateral pledged by a Borrower for the applicable Guaranteed Obligations, has destroyed any right Guarantor may have to collect from such Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because a Borrower’s debt is secured by real property.

F. GUARANTOR WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY THE CREDITOR, EVEN THOUGH THAT ELECTION OF REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR A GUARANTEED OBLIGATION, HAS DESTROYED THE GUARANTOR’S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST THE PRINCIPAL.

5. Releases. Guarantor consents and agrees that, without notice to or by Guarantor and without affecting or impairing the obligations of Guarantor hereunder, Agent may, by action or inaction:

A. compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce any of the Loan Documents;

B. release all or any one or more parties to any of the Loan Documents or grant other indulgences to a Borrower in respect thereof;

C. amend or modify in any manner and at any time (or from time to time) any of the Loan Documents (other than this Guaranty); or

D. release or substitute any other guarantor, if any, of the Guaranteed Obligations, or enforce, exchange, release, or waive any security for the Guaranteed Obligations or any other guaranty of the Guaranteed Obligations, or any portion thereof.

6. Consideration. Guarantor acknowledges that it expects to benefit from Lenders’ extension of the Loans to Borrowers because of its relationship to each Borrower, and that it is executing this Guaranty in consideration of that anticipated benefit.

7. No Election. Agent shall have the right to seek recourse against Guarantor to the fullest extent provided for herein, and no election by Agent to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against other parties unless Agent has expressly waived such right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by Agent under any document or instrument evidencing the Guaranteed Obligations shall serve to diminish the liability of Guarantor under this Guaranty except to the extent that Agent finally and unconditionally shall have realized indefeasible payment by such action or proceeding.

8. Reinstatement. In the event that, for any reason, any portion of such payments to Agent is set aside or restored, whether voluntarily or involuntarily, after the making thereof, then the obligation intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made, and, subject to the applicable Maximum Amount, Guarantor shall be liable for the full amount Agent is required to repay plus any and all costs and expenses (including reasonable attorneys’ fees) paid by Agent in connection therewith.

9. Financial Condition of Each Borrower. Guarantor represents and warrants to Agent that Guarantor is currently informed of the financial condition of each Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonperformance or nonpayment of the applicable Guaranteed Obligations. Guarantor further represents and warrants to Agent that Guarantor has read and understands the terms and conditions of the Loan Documents. Guarantor hereby covenants that Guarantor will continue to keep informed of each Borrower’s financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonperformance or nonpayment of the Guaranteed Obligations.

10. Payments; Application. All payments to be made hereunder by Guarantor shall be made in lawful money of the United States of America at the time of payment, shall be made in immediately available funds, and shall be made without deduction (whether for taxes or otherwise) or offset. All payments made by Guarantor hereunder shall be applied as follows: first, to all costs and expenses (including reasonable attorneys’ fees) actually incurred by Agent in enforcing this Guaranty or in collecting the Guaranteed Obligations after a failure by Guarantor to perform in accordance with the terms hereof; and second, to the Guaranteed Obligations. Guarantor shall not make any payment under this Guaranty unless Guarantor notifies the Agent and Disbursement Agent that such payment constitutes a payment under this Guaranty and no funds deposited in the Company Account shall be treated as a payment under this Guaranty until the full amount of the Cash Contributions and all Project Cash Flows required pursuant to the schedule in Exhibit P to the Disbursement Agreement as of the time of such deposit have, in each case, been deposited into the Company Account on or prior to such time (it being understood that any payment made in respect of the Project Cash Flows at any time other than pursuant to the Leases shall be a Lease Bridge Payment under the Disbursement Agreement). If Guarantor is required to make a payment under this Guaranty at any time in respect of a Project and such payment would not otherwise be credited toward its maximum obligation hereunder with respect to such Project as a result of the preceding sentence because at such time there are Project Cash Flows that have not been paid pursuant to the schedule in Exhibit P to the Disbursement

Agreement, then such payment shall, at the option of Agent, upon written notice to the Guarantor and the Borrowers, be credited against either (i) the maximum obligation of Guarantor hereunder with respect to such Project notwithstanding the failure to satisfy such condition in the preceding sentence or (ii) the obligation of the Borrower to deposit Project Cash Flows pursuant to the schedule in Exhibit P to the Disbursement Agreement (and, in the case of this clause (ii), any future payments that are made in respect of the Project Cash Flows that would not be required as a result of such credit against such payment, if any, will be deemed an additional Lease Bridge Payment under the Disbursement Agreement).

11. Attorneys’ Fees and Costs. Guarantor agrees to pay, on demand, all reasonable attorneys’ fees and all other costs and expenses which may be actually incurred by Agent in the enforcement of this Guaranty (including those brought relating to proceedings pursuant to the Bankruptcy Code), whether or not suit is brought.

12. Notices. All notices or demands by Guarantor or Agent to the other relating to this Guaranty shall be in writing and either personally served or sent by recognized courier service which provides return receipts, and shall be deemed delivered on the date of actual delivery or refusal to accept delivery as evidenced by the return receipt. Unless otherwise specified in a notice sent or delivered in accordance with the provisions of this Section, such writing shall be sent as follows:

To Lender:	JP Morgan Chase Bank, N.A.
383 Madison Avenue
New York, NY 10017
Attention: Mark E. Constantino
Email: Mark.constantino@jpmorgan.com

with a copy to:	Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
Attention: Bill Miller
Email: wmiller@cahill.com

To Guarantor:	One Caesars Palace Drive
Las Vegas, Nevada 89109
Attention: Chief Financial Officer
Facsimile No.: (702) 407-6081

with a copy to:	O’Melveny & Myers LLP
Times Square Tower
7 Times Square
Attention: Gregory Eziny, Esq.
Facsimile No.: (212) 326-2601

13. Cumulative Remedies. No remedy under this Guaranty or under the Loan Documents is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given hereunder or under the Loan Documents, and those provided by law or in equity. No delay or omission by Agent to exercise any right under this Guaranty shall impair any such right nor be construed to be a waiver thereof. No failure on the part of Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

14. Severability of Provisions. Any provision of this Guaranty which is prohibited or unenforceable under applicable law, shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

15. Entire Agreement; Amendments. This Guaranty constitutes the entire agreement between Guarantor and Agent pertaining to the subject matter contained herein. This Guaranty may not be altered, amended, or modified, nor may any provision hereof be waived or noncompliance therewith consented to, except by means of a writing executed by both Guarantor and Agent. Any such alteration, amendment, modification, waiver, or consent shall be effective only to the extent specified therein and for the specific purpose for which given. No course of dealing and no delay or waiver of any right or default under this Guaranty shall be deemed a waiver of any other, similar or dissimilar right or default or otherwise prejudice the rights and remedies hereunder.

16. Successors and Assigns. This Guaranty shall be binding upon Guarantor’s heirs, executors, administrators, representatives, successors, and assigns and shall inure to the benefit of the successors and assigns of Agent; provided, however, Guarantor shall not assign this Guaranty or delegate any of its duties hereunder without Agent’s prior written consent. Any assignment without the consent of Agent shall be absolutely void. In the event of any assignment or other transfer of rights by Agent, the rights and benefits herein conferred upon Agent shall automatically extend to and be vested in such assignee or other transferee.

17. Termination. This Guaranty and all obligations and liabilities of Guarantor hereunder shall automatically terminate without delivery of any instrument or performance of any act by any party upon the earliest of: (a) in the case of the Linq Guaranteed Obligations, the earlier of (i) Guarantor’s payment of the Linq Maximum Amount and (ii) the Final Completion Date (as defined in the Disbursement Agreement) of Project Linq, (b) in the case of the Octavius Guaranteed Obligations, the earlier of (i) Guarantor’s payment of the Octavius Maximum Amount and (ii) the Final Completion Date (as defined in the Disbursement Agreement) of Project Octavius and (c) in the case of the Linq Guaranteed Obligations and the Octavius Guaranteed Obligations, the payment in full of all Obligations (as defined in the Credit Agreement) (other than contingent indemnification Obligations and expense reimbursement claims to the extent no claim therefor has been made), and Guarantor shall have no liability under this Guaranty will respect to any such applicable Guaranteed Obligations from and after such date. The Agent shall take such actions as are reasonably requested by the Guarantor at the Guarantor’s expense to terminate or evidence the termination of any guaranty, liability, obligation, Liens or security interests created under this Guaranty or any of the other Loan Documents in connection with Guarantor’s obligations under this Guaranty upon the termination of any such Guaranteed Obligations pursuant to the terms of this Section 17.

18. Choice of Law And Venue. The validity of this Guaranty, its construction, interpretation and enforcement, and the rights of Guarantor and Agent, shall be determined under, governed by and construed in accordance with the internal laws of the State of New York.

19. WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, GUARANTOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS GUARANTY, OR IN ANY WAY CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE DEALINGS OF GUARANTOR AND AGENT WITH RESPECT TO THIS GUARANTY, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE MAXIMUM EXTENT PERMITTED BY LAW,

GUARANTOR HEREBY AGREES THAT ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT AGENT MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION WITH ANY COURT OR OTHER TRIBUNAL AS WRITTEN EVIDENCE OF THE CONSENT OF GUARANTOR TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

20. Understandings With Respect to Waivers and Consents. Guarantor warrants and agrees that each of the waivers and consents set forth herein are made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to a defense or right may diminish, destroy, or otherwise adversely affect rights which Guarantor otherwise may have against a Borrower, or against any collateral, and that, under the circumstances the waivers and consents herein given are reasonable and not contrary to public policy or law. If any of the waivers or consents are determined to be unenforceable under applicable law, such waivers and consents shall be effective to the maximum extent permitted by law.

21. Nevada Specific Provisions and Waivers. In the event of any inconsistencies between the other terms and conditions of this Guaranty and this Section 21, the terms and conditions of this Section 21 shall control and be binding. With respect to the foregoing provisions contained in this Guaranty, the following shall apply to the extent that a court of competent jurisdiction would deem the laws of the State of Nevada to be applicable to this Guaranty: By executing this Guaranty, Guarantor (a) to the fullest extent permitted by law, waives and relinquishes any defense based on any right of subrogation, reimbursement, contribution or indemnification or any other suretyship defenses it otherwise might or would have under Nevada law or other applicable law (including, to the extent permitted by Nevada Revised Statutes (“NRS”) 40.495, any defense or benefit that may be derived from the one-action rule under NRS 40.430 and any other statute or judicial decisions to require Agent to proceed against or exhaust any security held by Agent or any Lender at any time or to pursue any other remedy in Agent’s or any Lender’s power before proceeding against Guarantor) and agrees that it will be fully liable under this Guaranty even though the Agent may foreclose on the Collateral or otherwise enforce any of its rights and remedies under the Credit Agreement, Security Documents or Mortgages, and even though Agent forecloses against the real property on which Project Linq or Project Octavius is located or any portion thereof or the Collateral of any portion thereof; (b) waives any and all defenses now or hereafter arising or asserted by reason of Guarantor’s rights under NRS 104.3605, Guarantor specifically agreeing that such waiver shall constitute a waiver of discharge under NRS 104.3605(9); and (c) to the fullest extent permitted by law, agrees that such Guarantor will not assert any such defense in any action or proceeding which the Agent may commence to enforce this Guaranty.

[Signature pages to follow]

IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first written above.

CAESARS ENTERTAINMENT CORPORATION, a Delaware corporation

By:	/s/ Jonathan S. Halkyard
Name:	Jonathan S. Halkyard
Its:	President & Treasurer